Exhibit 99.1

ABVC BioPharma Announces 2024 Financial Results

Revenue Surges 234%, Expenses Down 21%, EPS Improves 77%, with Over $18.3 Million1 Licensing Incomes Available

Silicon Valley, CA (April 16, 2025) – ABVC BioPharma, Inc. (NASDAQ: ABVC), a clinical-stage biopharmaceutical company focused on innovative treatments in ophthalmology, CNS (central nervous system), and oncology/hematology, leveraging its asset-light, partnership-driven model, today announced its financial results for the fiscal year ended December 31, 2024, marking a pivotal year of operational transformation and financial improvement.

Revenue Growth of 234% Fueled by Global Licensing Milestones

ABVC reported total revenues of $509,589 in 2024, representing a 234% increase compared to $152,430 in 2023. This significant growth was primarily driven by milestone payments collected from the Company’s global licensing partners in CNS, oncology, and ophthalmology therapeutic areas.

Importantly, ABVC remains eligible to receive up to an additional $18.3 million in milestone payments under existing licensing agreements, which, if received, will provide strong non-dilutive funding visibility to support future growth.

Operating Expenses Reduced by 21% Reflecting Cost Discipline

Total operating expenses were reduced to $5.21 million in 2024, down 21% from $6.62 million in 2023. The decline was primarily driven by:

●	Selling, General and Administrative expenses reduced by 58%

●	Research and Development expenses reduced by 83%

This demonstrates ABVC’s successful shift to a capital-efficient, partnership-focused operating model.

Stock-Based Compensation Aligns Talent Retention with Long-Term Growth

ABVC significantly increased the use of stock-based compensation in 2024 to $2.77 million, compared to $0.19 million in 2023, preserving cash while aligning employees and consultants with long-term shareholder value creation.

EPS Improves by 77% Driven by Strong Execution

Net loss attributable to ABVC narrowed from $7.79 million in 2023 to $4.90 million in 2024. Basic and diluted loss per share improved significantly from $(1.80) to $(0.42), reflecting a 77% year-over-year improvement.

Remaining Licensing Milestone Income Provides Strong Revenue Visibility

Partner	Program	Cash Collected	Remaining Milestone Potential
AiBtl BioPharma Inc.	CNS (MDD & ADHD)	$200,000	$6,800,000
ForSeeCon Eye Corporation	Ophthalmology (Vitargus®)	$296,000	$6,704,000
OncoX BioPharma Inc.	Oncology	$200,000	$4,800,000
Total		$702,000	$18,298,000

Future milestone payments remain subject to the achievement of specified development and regulatory events outlined in each licensing agreement and therefore such payments are not guaranteed.

[1]	Estimated

Management Commentary

“2024 was a breakthrough year for ABVC. We delivered strong revenue growth, executed disciplined cost management, and validated our partnership-driven business model. With over $18 million of contracted milestone payments remaining available under licensing agreements, we believe ABVC is uniquely positioned to drive long-term shareholder value without relying on dilutive financings.”
— Uttam Patil, Ph.D., Chief Executive Officer of ABVC

About ABVC BioPharma & Its Industry

ABVC BioPharma is a clinical-stage biopharmaceutical company with an active pipeline of six drugs and one medical device (ABV-1701/Vitargus®) under development. For its drug products, the Company utilizes in-licensed technology from its network of world-renowned research institutions to conduct proof-of-concept trials through Phase II of clinical development. The Company's network of research institutions includes Stanford University, University of California at San Francisco, and Cedars-Sinai Medical Center. For Vitargus®, the Company intends to conduct pivotal clinical trials (phase III) through global partnerships.

Forward-Looking Statements

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential," or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified, and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. None of the outcomes expressed herein are guaranteed. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to proceed to the next level of the clinical trials or to market our product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors are urged to read these documents free of charge on the SEC's website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy any of the Company's securities, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from registration, nor shall there be any offer, solicitation or sale of any of the Company's securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Contact:

Dr. Uttam Patil

Email: uttam@ambrivis.com